Exhibit 99.1

First Western Reports Third Quarter 2020 Financial Results

Third Quarter 2020 Summary

•	Net income available to common shareholders of $9.6 million in Q3 2020, compared to $8.7 million in Q2 2020 and $2.4 million in Q3 2019
•	Diluted EPS of $1.20 in Q3 2020, compared to $1.10 in Q2 2020 and $0.30 in Q3 2019
●	Gross revenue(1) of $31.0 million in Q3 2020, compared to $26.2 million in Q2 2020 and $16.6 million in Q3 2019
●	Net interest margin, including the impact of Paycheck Protection Program (“PPP”) loans, remained relatively flat at 3.07% in Q3 2020, compared with 3.10% in Q2 2020 and 2.95% Q3 2019
●	Total assets of $1.97 billion, up 9.0% from Q2 2020 and 55.1% from Q3 2019
●	Total deposits of $1.56 billion, up 11.1% from Q2 2020 and 41.0% from Q3 2019
●	Gross loans of $1.51 billion, up 5.9% from Q2 2020 and 62.5% from Q3 2019
●	Loans under active COVID-19 loan modification agreements declined 62.3% from $176.9 million in Q2 2020, to $66.7 million in Q3 2020

(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Denver, Colo., October 23, 2020 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the third quarter ended September 30, 2020.

Net income available to common shareholders was $9.6 million, or $1.20 per diluted share, for the third quarter of 2020. This compares to $8.7 million, or $1.10 per diluted share, for the second quarter of 2020, and $2.4 million, or $0.30 per diluted share, for the third quarter of 2019.

Scott C. Wylie, CEO of First Western, commented, “We are very pleased to deliver another record quarter of earnings driven by strong growth in both net interest income and non-interest income, while our asset quality continues to remain healthy despite the ongoing COVID-19 pandemic. The investments we have made in banking talent and technology over the past few years are having the impact that we expected, resulting in the consistent acquisition of new clients, strong balance sheet growth, improving operating leverage, and greater earnings power.

“With the addition of a number of experienced bankers through our branch purchase consummated in May 2020, we have accelerated our commercial banking initiative and are successfully attracting new commercial relationships. During the third quarter, we generated loan growth of 5.9% and deposit growth of 11.1%, largely due to growth in commercial banking relationships. As a result, we continue to see a shift in our loan mix towards commercial loans, while our deposit mix reflects the inflow of low-cost transaction deposits with non-interest bearing deposits now accounting for approximately 30% of our total deposits.

“We continue to have a strong business development pipeline in both our commercial banking and residential mortgage areas. We expect our mortgage activity to continue providing a significant earnings contribution in the near-term, while the balance sheet growth, strong net interest margin and improving operating leverage resulting from the expansion of our commercial client roster we believe is creating a sustainable path to consistently generating strong returns over the longer-term. As we continue to gain scale through organic growth, expansion and additional strategic acquisitions, we believe that our model will establish First Western as a high performing financial institution and create significant value for our shareholders in the future,” said Mr. Wylie.

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2020	2020	2019
Earnings Summary
Net interest income	$12,918	$10,796	$7,940
Less: provision for loan losses	1,496	2,124	100
Total non-interest income	18,032	15,427	8,788
Total non-interest expense	16,632	12,644 (1)	13,442
Income before income taxes	12,822	11,455	3,186
Income tax expense	3,192	2,759	780
Net income available to common shareholders	9,630	8,696	2,406
Adjusted net income available to common shareholders(2)	9,630	8,941	2,855
Basic earnings per common share	1.22	1.10	0.30
Adjusted basic earnings per common share(2)	1.22	1.13	0.35
Diluted earnings per common share	1.20	1.10	0.30
Adjusted diluted earnings per common share(2)	$1.20	$1.13	$0.35

Return on average assets (annualized)	2.06%	2.25%	0.80%
Adjusted return on average assets (annualized)(2)	2.06	2.32	0.95
Return on average shareholders' equity (annualized)	26.43	25.44	7.74
Adjusted return on average shareholders' equity (annualized)(2)	26.43	26.16	9.19
Return on tangible common equity (annualized)(2)	31.49	31.02	9.39
Adjusted return on tangible common equity (annualized)(2)	31.49	31.89	11.15
Net interest margin	3.07	3.10	2.95
Efficiency ratio(2)	53.40%	48.07%	80.62%

(1) Includes non-recurring acquisition related expenses of $0.3 million for the three months ended June 30, 2020.

(2) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Third Quarter 2020

Revenue

Gross revenue (1) was $31.0 million for the third quarter of 2020, compared to $26.2 million for the second quarter of 2020. The increase in revenue was driven by a $2.6 million increase in non-interest income, primarily due to higher mortgage segment activity, as well as a $2.1 million increase in net interest income.

(1)	Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Relative to the third quarter of 2019, gross revenue increased $14.3 million from $16.6 million, or 86.3%. The increase in revenue was primarily due to higher mortgage segment activity, as well as a $5.0 million increase in net interest income.

Net Interest Income

Net interest income for the third quarter of 2020 was $12.9 million, an increase of 19.7% from $10.8 million in the second quarter of 2020. The increase in net interest income was driven primarily by a $194.1 million, or 15.3% increase in average loan balances attributed to organic growth as well as a relatively stable net interest margin, which was partially impacted by an increase of $0.4 million in accretion of the credit mark from acquired loans.

Relative to the third quarter of 2019, net interest income increased 62.7% from $7.9 million. The year-over-year increase in net interest income was due primarily to growth in average loans including the impact of PPP loans and the branch acquisition.

Net Interest Margin

Net interest margin for the third quarter of 2020 decreased slightly to 3.07% from 3.10% in the second quarter of 2020. The decrease was primarily driven by a 15 basis point decline in the yield on earning assets. On a net basis, the PPP program negatively impacted net interest margin by 31 basis points which was offset by an increase of 15 basis points relating to the impact of purchase accretion from the branch acquisition completed in the second quarter 2020.

Relative to the third quarter of 2019, the net interest margin increased from 2.95%, primarily due to a 100 basis point decline in cost of deposits partially offset by an 83 basis point reduction in average yields on interest earning assets.

Non-interest Income

Non-interest income for the third quarter of 2020 was $18.0 million, an increase of 16.9% from $15.4 million in the second quarter of 2020. The increase was attributable to higher net gain on mortgage loans as a result of record volume of mortgages locked and originated in the quarter. The Company originated $376.3 million of mortgage loans for sale during the quarter compared to $344.3 million the previous quarter, an increase of $32.0 million.

Relative to the third quarter of 2019, non-interest income increased 105.2% from $8.8 million. The increase was attributable to higher net gain on mortgage loans.

Non-interest Expense

Non-interest expense for the third quarter of 2020 was $16.6 million, an increase of 31.5% from $12.6 million for the second quarter of 2020. The increase was primarily attributable to the second quarter deferral of $2.9 million in loan origination expenses related to PPP loans, resulting in higher salaries and employee benefits expense in the current quarter, as well as the full quarter impact of the personnel added through the branch purchase and an increase in incentive compensation accruals correlating with the increase in revenues and earnings.

Non-interest expense increased 23.7% from $13.4 million in the third quarter of 2019. The increase was primarily due to higher salaries and employee benefits expense resulting from the personnel added through the branch purchase and an increase in incentive compensation accruals correlating with the increase in revenues and earnings.

The Company’s efficiency ratio was 53.4% in the third quarter of 2020, compared with 48.1% in the second quarter of 2020 and 80.6% in the third quarter of 2019.

Income Taxes

The Company recorded income tax expense of $3.2 million for the third quarter of 2020, representing an effective tax rate of 24.9%, compared to 24.1% for the second quarter of 2020. The increase in effective tax rate in the third quarter of 2020 was primarily attributable to adjustments related to the vesting of restricted stock award.

Loan Portfolio

Total loans, including mortgage loans held for sale, were $1.60 billion at September 30, 2020, an increase of $103.6 million from the end of the prior quarter, and an increase of $603.8 million from September 30, 2019.

Total loans held for investment, were $1.51 billion at September 30, 2020, an increase of 5.9% from $1.42 billion at June 30, 2020, and an increase of 63.1% from $924.4 million at September 30, 2019. The increase in total loans held for investment from June 30, 2020 was primarily due to growth in the 1-4 family residential, commercial real estate, and construction portfolios.

PPP loans were $206.1 million at September 30, 2020, an increase of 0.8% from $204.6 million at June 30, 2020. As of October 16, 2020, the Company has submitted loan forgiveness applications for $85.2 million and received $2.1 million from the Small Business Administration.

Deposits

Total deposits were $1.56 billion at September 30, 2020, compared to $1.41 billion at June 30, 2020, and $1.11 billion at September 30, 2019. The increase in total deposits from June 30, 2020 was attributable to an increase in money market, time, negotiable order of withdrawal and non-interest bearing deposits.

Average total deposits for the third quarter of 2020 increased $420.6 million, or 40.4%, from the third quarter of 2019 and $153.6 million, or 11.7%, from the second quarter 2020.

Borrowings

Federal Home Loan Bank (“FHLB”) and Federal Reserve borrowings were $222.1 million at September 30, 2020, compared to $222.3 million at June 30, 2020, a decrease of $0.2 million from the end of the prior quarter, and an increase of $212.1 million from September 30, 2019. The increase from September 30, 2019 is attributable to participation in the Paycheck Protection Program Loan Facility from the Federal Reserve in the amount of $204.1 million. Borrowing from this facility is expected to match the balances of the PPP loans.

Assets Under Management

Total assets under management increased by $378.8 million during the third quarter to $6.13 billion at September 30, 2020, compared to $5.75 billion at June 30, 2020, and $6.12 billion at September 30, 2019.

The increase was primarily attributable to customer contributions to existing accounts and improving market conditions.

Credit Quality

Non-performing assets totaled $10.4 million, or 0.53% of total assets, at September 30, 2020, compared with $12.1 million, or 0.67% of total assets, at June 30, 2020. The decline in non-performing assets is due to continued pay downs on outstanding balances.

As a result of the COVID-19 pandemic, a loan modification program was designed and implemented to assist our clients experiencing financial stress resulting from the economic impacts caused by the global pandemic. The Company offered loan extensions, temporary payment moratoriums, and financial covenant waivers for commercial and consumer borrowers impacted by the pandemic who had a pass risk rating and had not been delinquent over 30 days on payments in the last two years.

At September 30, 2020, the Company has active loan modification agreements on forty-four loans across multiple industries in the amount of $66.7 million, representing a decline of 62.3% from $176.9 million, at June 30, 2020. COVID-19 loan modification agreements represented 4.43% of total loans, at September 30, 2020, compared with 12.42% of total loans, at June 30, 2020. Most of the temporary payment moratoriums were for a period of 180 days or less and the Company is recognizing interest income on these loans.

The Company continues to meet regularly with clients who could be more highly impacted by the COVID-19 pandemic. The Company receives and reviews current financial data and cash flow forecasts from borrowers with loan modification agreements. As of September 30, 2020, loans which were granted modifications and the modification term has ended have returned to performing status.

The Company recorded a provision for loan losses of $1.5 million in the third quarter of 2020, primarily due to the growth in the loan portfolio and the increased economic uncertainty resulting from the pandemic. The Company has increased loan level reviews and portfolio monitoring to thoroughly assess how its clients are being impacted by the current environment.

Capital

At September 30, 2020, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. At September 30, 2020, the Bank was classified as “well capitalized,” as summarized in the following table:

September 30,
2020
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.88%
Common Equity Tier 1 (CET1) to risk-weighted assets	9.88
Total capital to risk-weighted assets	12.03
Tier 1 capital to average assets	7.52

Bank Capital
Tier 1 capital to risk-weighted assets	10.28
Common Equity Tier 1 (CET1) to risk-weighted assets	10.28
Total capital to risk-weighted assets	11.26
Tier 1 capital to average assets	7.81%

Book value per common share increased 19.4% from $15.75 at September 30, 2019 to $18.81 at September 30, 2020, and was up 7.1% from $17.56 at June 30, 2020.

Tangible book value per common share (1) increased 19.9% from $12.83 at September 30, 2019 to $15.38 at September 30, 2020, and was up 8.8% from $14.13 at June 30, 2020.

(1)	Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, October 23, 2020. The call can be accessed via telephone at 877-405-1628. A recorded replay will be accessible through October 30, 2020 by dialing 855-859-2056; passcode 6479834.

A slide presentation relating to the third quarter 2020 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western

First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” “Gross Revenue,” “Allowance to Bank Originated Loans Excluding PPP,” “Adjusted Net Income Available to Common Shareholders,” “Adjusted Basic Earnings Per Share,” “Adjusted Diluted Earnings Per Share,” “Adjusted Return on Average Assets,” “Adjusted Return on Average Shareholders’ Equity,” and “Adjusted Return on Tangible Common Equity”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the COVID-19 pandemic and its effects; integration risks in connection with acquisitions; the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for loan losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 12, 2020 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share amounts)	2020	2020	2019
Interest and dividend income:
Loans, including fees	$14,138	$12,202	$10,672
Investment securities	173	224	312
Federal funds sold and other	99	44	489
Total interest and dividend income	14,410	12,470	11,473

Interest expense:
Deposits	1,067	1,319	3,363
Other borrowed funds	425	355	170
Total interest expense	1,492	1,674	3,533
Net interest income	12,918	10,796	7,940
Less: provision for loan losses	1,496	2,124	100
Net interest income, after provision for loan losses	11,422	8,672	7,840

Non-interest income:
Trust and investment management fees	4,814	4,609	4,824
Net gain on mortgage loans	12,304	10,173	3,291
Bank fees	340	221	283
Risk management and insurance fees	483	333	176
Net gain on sale of securities	—	—	119
Income on company-owned life insurance	91	91	95
Total non-interest income	18,032	15,427	8,788
Total income before non-interest expense	29,454	24,099	16,628

Non-interest expense:
Salaries and employee benefits	10,212	6,690	8,504
Occupancy and equipment	1,619	1,515	1,388
Professional services	1,288	1,231	745
Technology and information systems	1,032	993	961
Data processing	1,038	1,037	854
Marketing	395	253	272
Amortization of other intangible assets	4	38	52
Provision on other real estate owned	100	—	—
Other	944	887	666
Total non-interest expense	16,632	12,644	13,442
Income before income taxes	12,822	11,455	3,186
Income tax expense	3,192	2,759	780
Net income available to common shareholders	$9,630	$8,696	$2,406
Earnings per common share:
Basic	$1.22	$1.10	$0.30
Diluted	$1.20	$1.10	$0.30

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	September 30,	June 30,	September 30,
	2020	2020	2019

(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$2,867	$4,404	$3,828
Interest-bearing deposits in other financial institutions	247,491	187,272	142,348
Total cash and cash equivalents	250,358	191,676	146,176

Available-for-sale securities, at fair value	40,654	47,018	61,491
Correspondent bank stock, at cost	1,295	1,295	582
Mortgage loans held for sale	89,872	69,604	69,231
Loans, net of allowance of $11,845, $10,354 and $7,675	1,494,231	1,412,086	918,911
Premises and equipment, net	5,116	5,201	5,483
Accrued interest receivable	6,730	5,108	2,968
Accounts receivable	4,821	4,616	4,978
Other receivables	1,497	1,543	865
Other real estate owned, net	558	658	658
Goodwill	24,191	24,191	19,686
Other intangible assets, net	72	76	36
Deferred tax assets, net	6,405	6,035	4,765
Company-owned life insurance	15,359	15,268	14,993
Other assets	28,738	23,141	17,549
Assets held for sale	3,000	3,010	3,553
Total assets	$1,972,897	$1,810,526	$1,271,925

LIABILITIES
Deposits:
Noninterest-bearing	$472,963	$398,063	$231,535
Interest-bearing	1,090,709	1,008,869	877,369
Total deposits	1,563,672	1,406,932	1,108,904
Borrowings:
Federal Home Loan Bank Topeka and Federal Reserve borrowings	222,075	222,313	10,000
Subordinated notes	14,447	14,444	6,560
Accrued interest payable	347	205	356
Other liabilities	22,639	27,080	20,262
Liabilities held for sale	141	135	111
Total liabilities	1,823,321	1,671,109	1,146,193

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	149,576	139,417	125,732
Total liabilities and shareholders’ equity	$1,972,897	$1,810,526	$1,271,925

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	September 30,	June 30,	September 30,
(Dollars in thousands)	2020	2020	2019
Loan Portfolio
Cash, Securities and Other	$371,481	$371,111	$146,622
Construction and Development	105,717	74,793	42,059
1-4 Family Residential	446,959	418,409	366,238
Non-Owner Occupied CRE	243,564	229,150	138,753
Owner Occupied CRE	154,138	117,426	119,497
Commercial and Industrial	185,625	213,271	111,187
Total loans held for investment	1,507,484	1,424,160	924,356
Deferred (fees) costs and unamortized premiums/(unaccreted discounts), net	(1,408)	(1,720)	2,230
Gross loans	$1,506,076	$1,422,440	$926,586
Total mortgage loans held for sale	$89,872	$69,604	$69,231

Deposit Portfolio
Money market deposit accounts	$805,634	$759,997	$620,434
Time deposits	177,391	152,897	170,457
Negotiable order of withdrawal accounts	101,708	88,560	83,022
Savings accounts	5,976	7,415	3,456
Total interest-bearing deposits	1,090,709	1,008,869	877,369
Noninterest-bearing accounts	472,963	398,063	231,535
Total deposits	$1,563,672	$1,406,932	$1,108,904

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2020	2020	2019
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$178,756	$76,463	$88,782
Available-for-sale securities	40,528	48,614	51,368
Loans	1,462,872	1,268,797	937,260
Interest-earning assets	1,682,156	1,393,874	1,077,410
Mortgage loans held for sale	94,714	68,212	52,546
Total interest-earning assets, plus mortgage loans held for sale	1,776,870	1,462,086	1,129,956
Allowance for loan losses	(10,965)	(8,694)	(7,584)
Noninterest-earning assets	101,874	89,817	81,171
Total assets	$1,867,779	$1,543,209	$1,203,543

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,045,321	$929,805	$826,490
Federal Home Loan Bank Topeka and Federal Reserve borrowings	222,225	64,067	10,567
Subordinated notes	14,445	14,445	6,560
Total interest-bearing liabilities	1,281,991	1,008,317	843,617
Noninterest-bearing liabilities:
Noninterest-bearing deposits	417,502	379,374	215,721
Other liabilities	22,564	18,815	19,881
Total noninterest-bearing liabilities	440,066	398,189	235,602
Total shareholders’ equity	145,722	136,703	124,324
Total liabilities and shareholders’ equity	$1,867,779	$1,543,209	$1,203,543

Yields (annualized)
Interest-bearing deposits in other financial institutions	0.22%	0.23%	2.20%
Available-for-sale securities	1.71	1.84	2.43
Loans	3.87	3.85	4.55
Interest-earning assets	3.43	3.58	4.26
Mortgage loans held for sale	2.72	3.23	3.46
Total interest-earning assets, plus mortgage loans held for sale	3.39	3.56	4.22
Interest-bearing deposits	0.41	0.57	1.63
Federal Home Loan Bank Topeka and Federal Reserve borrowings	0.37	0.81	1.93
Subordinated notes	6.12	6.26	7.26
Total interest-bearing liabilities	0.47	0.66	1.68
Net interest margin	3.07	3.10	2.95
Net interest rate spread	2.96%	2.92%	2.58%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	September 30,		June 30,		September 30,
(Dollars in thousands, except share and per share amounts)	2020		2020		2019
Asset Quality
Non-performing loans	$9,881		$11,454		$13,980
Non-performing assets	10,439		12,112		14,638
Net charge-offs	$5		$12		$—
Non-performing loans to total loans	0.66%		0.81%		1.51%
Non-performing assets to total assets	0.53		0.67		1.15
Allowance for loan losses to non-performing loans	119.88		90.40		54.90
Allowance for loan losses to total loans	0.79		0.73		0.83
Allowance for loan losses to bank originated loans excluding PPP(1)	1.00		0.93		0.83
Net charge-offs to average loans	—	%(2)	—	%(2)	—%

Assets Under Management	$6,131,179		$5,752,353		$6,116,510

Market Data
Book value per share at period end	$18.81		$17.56		$15.75
Tangible book value per common share(1)	$15.38		$14.13		$12.83
Weighted average outstanding shares, basic	7,911,871		7,890,337		7,890,959
Weighted average outstanding shares, diluted	8,019,007		7,928,518		7,914,959
Shares outstanding at period end	7,951,749		7,939,024		7,983,866

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.88%		9.67%		11.73%
Common Equity Tier 1 (CET1) to risk-weighted assets	9.88		9.67		11.73
Total capital to risk-weighted assets	12.03		11.84		13.36
Tier 1 capital to average assets	7.52		8.30		8.76

Bank Capital
Tier 1 capital to risk-weighted assets	10.28		10.12		10.98
Common Equity Tier 1 (CET1) to risk-weighted assets	10.28		10.12		10.98
Total capital to risk-weighted assets	11.26		11.05		11.87
Tier 1 capital to average assets	7.81%		8.63%		8.19%

(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

(2) Calculation results in an immaterial amount.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share amounts)	2020	2020	2019
Tangible Common
Total shareholders' equity	$149,576	$139,417	$125,732
Less: goodwill	24,191	24,191	19,686
Less: intangibles held for sale	3,000	3,000 (1)	3,553
Less: other intangibles, net	72	76	36
Tangible common equity	$122,313	$112,150	$102,457

Common shares outstanding, end of period	7,951,749	7,939,024	7,983,866
Tangible common book value per share	$15.38	$14.13	$12.83

Net income available to common shareholders	$9,630	$8,696	$2,406
Return on tangible common equity (annualized)	31.49%	31.02%	9.39%

Efficiency
Non-interest expense	$16,632	$12,644	$13,442
Less: amortization	4	38	52
Less: provision on other real estate owned	100	—	—
Adjusted non-interest expense	$16,528	$12,606	$13,390

Net interest income	$12,918	$10,796	$7,940
Non-interest income	18,032	15,427	8,788
Less: net gain on sale of securities	—	—	119
Total income	$30,950	$26,223	$16,609
Efficiency ratio	53.40%	48.07%	80.62%

Gross Revenue
Total income before non-interest expense	$29,454	$24,099	$16,628
Less: net gain on sale of securities	—	—	119
Plus: provision for loan losses	1,496	2,124	100
Gross revenue	$30,950	$26,223	$16,609

Allowance to Bank Originated Loans Excluding PPP
Total loans	$1,507,484	$1,424,160	$924,356
Less: loans acquired	124,689	123,786	—
Less: bank originated PPP loans	193,213	191,676	—
Bank originated loans excluding PPP	$1,189,582	$1,108,698	$924,356

Allowance for loan losses	$11,845	$10,354	$7,675
Allowance for loan losses to bank originated loans excluding PPP	1.00%	0.93%	0.83%

(1) Represents only the intangible portion of assets held for sale

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share data)	2020	2020	2019
Adjusted Net Income Available to Common Shareholders
Net income available to common shareholders	$9,630	$8,696	$2,406
Plus: expenses related to branch purchase and assumption agreement	—	323	—
Plus: EMC performance related earn-out payouts	—	—	466
Plus: expenses related to sale of L.A. fixed income team	—	—	140
Less: income tax impact	—	78	157
Adjusted net income available to shareholders	$9,630	$8,941	$2,855

Adjusted Basic Earnings Per Share
Basic earnings per share	$1.22	$1.10	$0.30
Plus: expenses related to branch purchase and assumption agreement	—	0.03	—
Plus: EMC performance related earn-out payouts	—	—	0.04
Plus: expenses related to sale of L.A. fixed income team	—	—	0.01
Adjusted basic earnings per share	$1.22	$1.13	$0.35

Adjusted Diluted Earnings Per Share
Diluted earnings per share	$1.20	$1.10	$0.30
Plus: expenses related to branch purchase and assumption agreement	—	0.03	—
Plus: EMC performance related earn-out payouts	—	—	0.04
Plus: expenses related to sale of L.A. fixed income team	—	—	0.01
Adjusted diluted earnings per share	$1.20	$1.13	$0.35

Adjusted Return on Average Assets (annualized)
Return on average assets	2.06%	2.25%	0.80%
Plus: expenses related to branch purchase and assumption agreement	—	0.07	—
Plus: EMC performance related earn-out payouts	—	—	0.12
Plus: expenses related to sale of L.A. fixed income team	—	—	0.03
Adjusted return on average assets	2.06%	2.32%	0.95%

Adjusted Return on Average Shareholders' Equity (annualized)
Return on average shareholders' equity	26.43%	25.44%	7.74%
Plus: expenses related to branch purchase and assumption agreement	—	0.72	—
Plus: EMC performance related earn-out payouts	—	—	1.13
Plus: expenses related to sale of L.A. fixed income team	—	—	0.32
Adjusted return on average shareholders' equity	26.43%	26.16%	9.19%

Adjusted Return on Tangible Common Equity (annualized)
Return on tangible common equity	31.49%	31.02%	9.39%
Plus: expenses related to branch purchase and assumption agreement	—	0.87	—
Plus: EMC performance related earn-out payouts	—	—	1.37
Plus: expenses related to sale of L.A. fixed income team	—	—	0.39
Adjusted return on tangible common equity	31.49%	31.89%	11.15%